Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Award Plan, 2002 Equity Incentive Plan and the 2000 Stock Incentive Plan of Cbeyond Communications, Inc. and Subsidiaries of our report dated May 14, 2005, except Note 15 as to which the date is October 31, 2005, with respect to the consolidated financial statements and schedule of Cbeyond Communications, Inc. and Subsidiaries included in its Registration Statement (Post-Effective Amendment No. 1 to Form S-1 No. 333-124971) for the year ended December 31, 2004, filed with the Securities and Exchange Commission on November 1, 2005.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 4, 2005